Exhibit 99.2

Conference Call Transcript
First Quarter 2012 Earnings
May 16, 2012 – 9:30am ET

Operator:

Good day everyone, and welcome to the Remark Media Earnings Call.  Today’s call is being recorded.  At this time I would like to turn the conference over to Ms. Carrie Ferman, Chief Executive Officer of Remark Media.

Carrie Ferman:

Thank you and good morning everyone. We appreciate you joining us today on our first-quarter earnings call.

This morning I’d like to share with you the results for first quarter, as well as some key strategic highlights; after which, I’ll answer your questions.

Before we begin, I would like to remind you that during today’s call we will discuss certain forward-looking statements, such as our outlook for future performance and statements regarding our business strategy and objectives. These forward-looking statements are typically preceded by words such as we expect, we believe, we anticipate or similar statements.  They are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual performance and business actions may vary materially from those expressed or implied by the statements herein, for a number of reasons, such as changes in economic, business, competitive, strategic, technological and/or regulatory factors. Descriptions of some of these risk factors may be found in Remark Media’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our corporate website. Remark Media is under no obligation – and, in fact, expressly disclaims any such obligation – to update or alter its forward looking statements, whether as a result of new information, future events or otherwise.

With that covered, I’d like to begin by highlighting the key results for the first quarter of 2012.

I’ll start by noting that our cash balance increased to $4.2 million at the end of the quarter compared to $1.5 million at the end of the prior year.  This is due to the successful raising of $4.25 million in a private placement of common stock with accredited investors.

Our Brands segment revenue remained relatively flat year over year at $24 thousand in Q1 2012 as compared to $36 thousand in Q1 2011. This revenue was generated by our international assets in Brazil and China. A large portion of the Banks.com assets will fall under the Brands segment, leading to future growth in this segment.

As expected, our Content and Platform Services segment had no revenues due to our shift in strategy and the planned expiration of service agreements with Sharecare and Discovery.

I am pleased to announce that the Company reduced operating expenses to $1.5 million in the first quarter of 2012, a 46% decrease as compared to the first quarter of the prior year and a 28% decrease as compared to the fourth quarter of 2011. We have and will continue to drive down costs in areas that are not core to our strategy.

In terms of profit, we decreased our net loss significantly to [ $222 thousand ] in the first quarter versus $1.7 million loss in the first quarter of 2011. This improvement is primarily due to the non-cash gain in the Sharecare equity investment and reduction in operating expenses.

Finally, our earnings per share improved by 87% year over year to negative $0.04.

Now I’d like to summarize what I believe are the principal takeaways for the quarter.

First and foremost is that Remark Media remains committed to the implementation of the strategy we discussed earlier this year. The new management team is focused on developing owned and operated businesses in the U.S. that uniquely combine high-quality, trusted content with a dynamic platform that allows consumers to interact with experts and each other. Our first vertical is in the personal finance space, with the launch of DimeSpring.com and the assets we expect to acquire through the pending merger with Banks.com. We are investing in people to ensure we have the right team in place to deliver on our strategy, and I am very pleased at the amazing talent that has joined us over the past few months - from product to editorial to sales and marketing.

Second, we remain extremely excited about the pending merger with Banks.com. We believe that Remark Media and Banks.com complement each other well and, combined, provide us with a strong foundation for future success in the personal finance category. We are currently collaborating on a thorough and deliberate integration plan while the transaction is pending, so that we can hit the ground running day 1.

Third, Sharecare remains a key strategic investment for us. The knowledge and expertise we gained as its primary development and design partner are key factors that we believe will aid in our future growth. At the end of 2011, we successfully transitioned all services to an internal team within the joint venture. As a shareholder, we continue to realize benefits from the investment.

And finally, we strongly believe that our international assets hold long-term strategic value; however, in the near term, we believe our resources can be better applied to developing and establishing new brands in the United States. As such, we continue to monitor our costs in China and Brazil as well as explore strategic partnerships.

To wrap things up, it’s been an exciting start to 2012 for Remark Media.  We remain focused on creating a portfolio of businesses, both through our development of new web properties as well as strategic acquisitions. Between the pending merger with Banks.com and the raising of over $4 million in new capital, we believe we have well positioned Remark Media for future success. By delivering high-quality products and services that fulfill the needs of consumers and advertisers, we can deliver new revenue growth and improved fundamentals for our investors.

With that, I will turn it back over to the operator for questions. Thank you very much for joining today.

Operator:

[Operator Instructions]

Question & Answer Section:

<Q – Alex Silverman, Special Situations Fund>:  Good Morning.  Hi, how are you?

<A – Carrie Ferman, Remark Media, Inc.>:  Good, thank you.

<Q – Alex Silverman, Special Situations Fund>:  Can you give us a bit of a timeline on the closing of Banks?

<A – Carrie Ferman, Remark Media, Inc.>:  Sure.  We have issued the S-4 and we are pending approval.  Once we get approval we’ll issue the proxy and it will take approximately ten days before Banks.com shareholders make a vote on that.

<Q – Alex Silverman, Special Situations Fund>:  Ok, that’s helpful.  And then, can you speak a bit to what the strategy is for utilizing the Banks.com assets and URLs in terms of your overall plan?

<A – Carrie Ferman, Remark Media, Inc.>:  Sure.  I do believe that a portfolio of assets will perform better than one individual asset.  So DimeSpring will be the center offering.  Banks.com, IRS.com, along with some other tools that they have including FileLater, will be used to drive traffic to and from DimeSpring, and vice versa.  DimeSpring, because it is a social centered site, when it comes to diving deep into details such as where to find a loan, rates on a loan, will drive traffic to Banks.com.  So they’ll operate as a family of sites that throw traffic amongst each other.

<Q – Alex Silverman, Special Situations Fund>:  Very helpful.  Thank you.

<Q – Steve Epstein, Private Investor>:  Good morning,  Just a question on, if you could comment on the Sharecare valuation that was at the recent financings?

<A – Carrie Ferman, Remark Media, Inc.>:  Yes, sure, so the gain on investment was a result of the fact that Sharecare sold shares at a value per share that was higher than Remark Media’s carrying value for the investment, so the value of the issued shares I think was about a little over $20 million.

<Q – Steve Epstein, Private Investor>:  Thank you.  And as you’re rolling out DimeSpring and adding enhancements during the year, could you kind of give us the vision on what to expect and a little more on how that’s going to be integrated with Banks?  I know you just commented on that.

<A – Carrie Ferman, Remark Media, Inc.>:  Yeah, sure.  So we launched the beta at the end of Q1, we have brought on a great product team as well as a talent manager to recruit talent for the site, so we’ll probably see another big revision to the site in a couple months and then after that smaller iterations throughout the year.  But we started out, you know, strong, the technology is working well actually, from the people who the traffic to the site, we’ve gotten really positive comments, and so about you know the design and the user interface, so over the next three months or so, the big focus is on building content.  We do have a new editorial staff that is creating original content for the site, and we’ll continue to see a buildup of good content over time.  In addition, we are seeking media partnerships and are in conversations with some key people there, so we should see some activity on that front as well.

<Q – Steve Epstein, Private Investor>:  Ok, thank you.  And could you just comment who is the, initially, who is the leading target customer so far that you’re seeing, if you know anything about them?

<A – Carrie Ferman, Remark Media, Inc.>:  You mean customers in terms of advertisers or media partnerships?

<Q – Steve Epstein, Private Investor>:  Sorry, user, who is the target user?

<A – Carrie Ferman, Remark Media, Inc.>:  The target user is ranging mid-thirties, so it comes in as low as late twenties and as high as mid-forties.  It’s a good mix of both male and female, which we’re really happy about.  That group, which I like to call kind of the emerging market when it comes to personal finance, is a target market I think advertisers have been trying to reach for a long time.  They find them on unrelated category sites, but there’s very few personal finance category sites that are hitting that target market, so that’s really good news for us as we start to go out to advertisers over the next couple months.  It’s directly relatable content and a target market that they’ve been searching for.

<Q – Steve Epstein, Private Investor>:  Ok, thank you.

[Operator Instructions]

Carrie Ferman:

Ok, great.  I just wanted to thank everyone for joining us.  You know, in addition to the call that we had about our strategy a couple months ago, then we had our first earnings call today, we will continue to communicate with the investment community through quarterly calls over the following year.  So we hope that you join us again for a Q-2 call. Thank you very much.

[Operator Instructions]